UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

  SCHEDULE 14A

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The Parent Company

The Parent Company and Gold Flora Enter into Business Combination Agreement

Event Date/Time: February 22, 2023 — 8:30 a.m. E.T.

Length: 18 minutes

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Corporate participants

Troy Datcher

The Parent Company — Chief Executive Officer

Laurie Holcomb

The Parent Company — Chief Executive Officer

Conference Call Participants

Eric Des Lauriers

Craig-Hallum Capital Group — Analyst

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PRESENTATION

Operator

Hello, everyone. Welcome to The Parent Company and Gold Flora’s conference call to discuss the recently announced business combination agreement.

Listeners are reminded that certain matters discussed in today’s conference, or answers that may be given to questions asked, could constitute forward-looking statements that are subject to risks and uncertainties relating to The Parent Company’s or Gold Flora’s future financial and business performance.

Any such forward-looking information is based on certain assumptions and is subject to risk and uncertainties that could cause actual results to differ materially from historical results or results anticipated by the forward-looking information including the risk factors detailed in The Parent Company’s continuous disclosure filing that can be assessed via U.S. Securities and Exchange Commission website at www.sec.gov or SEDAR at www.sedar.com.

Forward-looking information provided in this call speaks only as of the date of this call and is based on the plans, beliefs, estimates, projections, expectations, opinions and assumptions of management as of today’s date. There can be no assurance that forward-looking information will prove to be accurate, and you should not place undue reliance on forward-looking information.

The Parent Company and Gold Flora undertake no obligation to update such forward-looking information whether as a result of new information, future events, or otherwise, except as expressly required by applicable law.

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In addition, during the course of this call, there may also be references to certain non-GAAP financial measures, including references to the adjusted EBITDA, which do not have any standard meaning upon the GAAP and, therefore, may not be comparable to similar measures presented by other companies.

For information about both forward-looking information and non-GAAP financial measures, including the reconciliation and adjusted EBITDA to the most directly comparable GAAP measure, please refer to The Parent Company’s quarterly report on Form 10-Q including Management’s Decisions [Discussion] & Analysis available on the SEC’s website and SEDAR.

I would now like to remind everyone that this call is being recorded today, February the 22nd, 2023.

I’ll now hand the call over to Mr. Troy Datcher, Chief Executive Officer and Chairman of The Parent Company. Please go ahead, Mr. Datcher.

Troy Datcher — Chief Executive Officer, The Parent Company

Thank you, Operator, and thanks everyone for joining us on today’s call. What an exciting day for The Parent Company, Gold Flora, California consumers, and our industry.

Before we get going, I’m excited to welcome Laurie Holcomb, Chief Executive Officer of Gold Flora, who’s joined me today to discuss the definitive all-stock merger agreement that we announced earlier today. If you’ve not already, I encourage you to review the full transaction details, which are available in today’s press release, which is available on our IR website.

This morning, I’d like to discuss this transformational development and how the combination will establish our combined company as a vertically integrated powerhouse in California. Then I’ll turn the call over to Laurie to further discuss the strategic benefits of our combination. Then we’ll, of course, open up the line for questions.

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As you’ve heard me on several occasions, most recently at quarterly conference calls over the last 18 months, our team has worked hard to reposition our organization to best suit the evolving market conditions in California by focusing on our strategic assets and core capabilities. With this work largely complete, we have turned our attention to accelerated growth by establishing our business as a leading California player.

Through our planned combination with Gold Flora, we’re closer than ever to achieving this goal. Our complementary strategic capabilities position the combined company to become a top 10 brand portfolio by revenue in the world’s largest cannabis market.

This is a truly transformational combination allowing us to leverage operational efficiency and vertical integration to drive meaningful growth margin improvements through enhanced scale and supply chain optimization. I firmly believe the time is right for us to take this next logical step in the evolution of our business to enhance our platform and deliver further value to our customers and, importantly, shareholders.

As you heard me say, the heart of our business has been our ability to build a compelling brand portfolio that resonates with all types of consumers. And without a doubt, this success was driven by the quality of our offerings.

As we bring together two premier operators, I’m excited about the potential we have to create an even more diversified and highly competitive product portfolio. With our projected combined 20 stores by the end of the calendar year, we’ll work to identify gaps in our combined product portfolio to meet consumer needs.

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We’ll, of course, create brand experiences at cost consumer profiles through collaborations with authentic leaders and innovators in the space. We’ve maintained our focus on driving profitability through our higher-margin first-party brands and believe this combination will result in significant synergies that are expected to drive further margin enhancement and profitability across all verticals.

With only 13 percent overlap in our current company retail store network, there’s significant opportunity for cross-selling brands to drive organic growth. By streamlining our retail operations, utilizing the scale to increase our purchasing power, and reducing third-party contracts, the combined company is expected to achieve further improvements in both gross margin and profitability while delivering value for consumers and shareholders.

We expect to achieve between $20 million and $25 million in cost savings annualized over the first 12 months following the close of this proposed transaction.

Finally, we remain a strong financial profile with a robust balance sheet. The combined company will have a pro forma revenue of $160.4 million for the nine-month period ended September 30, 2022, with a gross margin of 33 percent. This provides a solid foundation to accelerate growth and well positions us to capitalize on the market opportunity then as a leading public cannabis company in California.

And at this point, I’d like to turn the call over to Laurie who will discuss the additional strategic benefits of this partnership. Thank you. Please go ahead, Laurie.

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Laurie Holcomb — Chief Executive Officer, The Parent Company

Thank you, Troy, and welcome, everyone. I am excited to be speaking with you all today. This is a tremendous opportunity as we bring together our efficient vertical-integrated model, premier indoor cultivation capabilities, high-quality manufacturing skills, and our proprietary genetic library with The Parent Company’s authentic brand-building know-how and retail expertise to build deep customer connections while delivering incredible product experiences.

We are ready for this next phase of growth with our combined company operating an immense footprint that includes 20 retail stores, 12 in-house brands, three distribution centres, one manufacturing facility, and six indoor cultivation facilities. This will significantly increase our size and scale, positioning us as a vertically integrated operator and one of the largest indoor cultivators and retail operators in the state of California.

Today, Gold Flora operates approximately 72,000 square feet of high-quality indoor cultivation canopy and the opportunity to expand to approximately 240,000 square feet. This scale, along with our ability to grow premier indoor products, is critical to providing us with the consistent, high-quality flower and proprietary genetics necessary to become a leading brand powerhouse.

As Troy already mentioned, a core strategic benefit of this business combination is the potential synergies and cost savings we drive together. At Gold Flora, we take great pride in our ability to control our supply chain and inventory to best manage our costs. Together, we will optimize our joint supply chain and control the value chain while looking to reduce third-party costs and contracts to build an efficient operator at scale.

We look forward to working with The Parent Company to deliver on our shared values and to provide consumers with high-quality customer experience and innovative and exciting products.

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I will now turn the call back to Troy before we open the call up to questions. Please go ahead, Troy.

Troy Datcher

Thank you, Laurie. And joining us on the call also is Mike Batesol, the CFO for The Parent Company, as well as Roz Lipsey, who is our lead for Operations and Wholesale.

I’d like to open the line for questions, Operator, if there are any.

Q&A

Operator

Thank you. The question-and-answer session will be conducted electronically. If you have a question, please press *, 1 on your telephone keypad. If you’re using a mute button, please depress the mute button on your telephone to allow your signal to reach our equipment. Again, please press *, 1 on your telephone keypad if you have a question. We will pause for just one moment to allow everyone an opportunity to signal for questions.

We will take our first question from Eric Des Lauriers from Craig-Hallum Capital Group. Please go ahead.

Eric Des Lauriers — Craig-Hallum Capital Group

Great. Thank you for taking my questions and congrats on today’s announcement. Pretty exciting for you both.

So my first question is just kind of looking at the overall footprint here. Obviously, pretty substantial increase kind of across the board here. As you look at it now, do you see any need to further increase scale on either the cultivation or retail side of things? I know that you have that ability to expand your cultivation square footage. Is that a big priority for you guys?

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Can you just sort of talk about how you look at your combined footprint now? And if there’s any sort of immediate focus areas or just the overall commentary on the footprint at large here. Thank you.

Troy Datcher

Hey, Laurie, why don’t you take that as a lead?

Laurie Holcomb

Okay. Yeah. Sure. First, thank you for the question. And I think one of the keys to this business combination is our ability to scale to become one of the top cannabis companies in California. However, that’s not our priority in 2023.

Our priority right now is going to be restructuring and refocusing on profitability. As Troy mentioned, first nine months, Q1, Q2, and Q3 of 2022, we’ve reported revenue of $116.4 million with 33 percent gross margins. Our goal would be both to, you know, restructuring and refocus on profitability versus immediate expansion.

So we’ve got a big task ahead of us. We’ve already started outlining that but that is combining these companies to create the efficiencies that are already in place.

Troy Datcher

Eric, thanks for the question. Importantly (unintelligible), that there is obviously opportunity for us to drive our business profitably, organically, through cross-selling across organizations.

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As you recall, when we acquired the Coastal Group just last fall, only 2 percent of our first-party brand sales were in those locations. That’s now up to 20 percent, and that’s driving our gross margin expansion as a company.

We see the same opportunity with Gold Flora locations and vice versa. We see opportunity for their brands in our outlets as well. So as we actually maximize what’s in front of us, there’s still a lot of upside without expanding retail locations in the short term.

Eric Des Lauriers

Yes, Troy, that makes sense. I appreciate that.

And I guess on the sort of similar lines here, can you kind of talk about your combined product or CPG portfolio? I know it’s early days. Just maybe talk to any potential overlaps you have there? Or, I guess, more specifically, any focus areas that you see as really having a competitive advantage in the state and something that you really want to lead with, whether that’s a specific product category or brand here.

And maybe just kind of talk about your overall thoughts on where the combined company would like to be on a sort of premium versus value side of the spectrum with your CPG portfolio. Thank you.

Laurie Holcomb

Troy, you want me to take that? Or you want to take that one?

Troy Datcher

I can start, Laurie, and let you jump in. And, Eric, as you’re aware, we take data that the consumer provides to us through our interactions with them in our ecosystem to really inform our innovation and product portfolio plans. That will continue.

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There will be a deep analysis on the current portfolio between our two companies to see where there’s overlap, where there’s synergies, or where there’s upside. And that work will take place in short order.

I’m really excited about the innovation pipeline and the influence of programs that we have in place at The Parent Company that we’ll be bringing to this new combined organization. What I’m really excited about, obviously, is Laurie’s team’s cultivation prowess as well as their proprietary genetics, which will actually fuel many of our ideas that we have in the hopper.

So the consumer, as always, will dictate our portfolio. Their voice will be heavily weighed into what innovation ideas we bring to market. We are, of course, studying all the trends in the marketplace and the consumer voice is loud, and we listen to it every day.

So we’ll continue that work, Eric. It’s proven to be something that has allowed our brands to thrive, and that’s why you see so much first-party takeaway within our outlets.

Laurie Holcomb

Yeah. And I’ll just add I agree 100 percent with what Troy said.

As you know, in California, we have the most mature market in the world with very sophisticated consumers. Today, flower, all flower, whether you’re looking at vapes or pre-rolls, equates over 50 percent of the brand matrix, and then baked-ins add about another 25 percent.

So between those two categories, that’s our primary focus, that’s where we hit pretty hard right now. And I believe, heading in the future, what Troy said, the proprietary genetics will eventually win California.

And having our indoor grow with our genetic library is a big factor.

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Eric Des Lauriers

Great. Thanks for taking my questions. Appreciate it.

Operator

It appears that concludes today’s question-and-answer session. I would now like to turn the call back over to Troy for any additional or closing remarks.

Troy Datcher

Thanks, Operator. I’d like to end the conversation where I began today, which is I’d like to share with you our excitement on bringing these two quality organizations together. In these really challenging economic times, it is great to understand that we will have a really solid financial foundation, both from a balance sheet and low debt standpoint, in order to not only survive but to compete in a very competitive marketplace here in California.

I’m excited to partner with Laurie and her team. My team’s really excited about the journey ahead, and we are really looking forward to updating this audience on our progress over the course of the next several months.

Laurie, anything else to add? It’s going to be a pleasure working with you, and thank you for everything so far as we brought these two groups together to have this incredible opportunity sitting in front of us.

Laurie Holcomb

Thank you, Troy. We’re excited to get going and work together with the Gold Flora team and The Parent Company team over the next few months.

Troy Datcher

Thanks, everyone. Have a great day.

Operator

This concludes today’s call. Thank you for your participation. You may now disconnect.

***

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Additional Information and Where to Find It

In connection with the proposed transaction, TPCO will file a definitive management information circular and proxy statement on Schedule 14A (the “Definitive Circular”) containing important information about the proposed transaction and related matters. Additionally, TPCO and Gold Flora will file other relevant materials in connection with the proposed transaction with applicable securities regulatory authorities. Investors and security holders of TPCO are urged to carefully read the entire Definitive Circular (including any supplements to the Definitive Circular) when such document becomes available before making any voting decision with respect to the proposed transaction because Definitive Circular will contain important information about the proposed transaction and the parties to the transaction. The Definitive Circular, when available, will be mailed to TPCO shareholders, as well as be accessible on the SEC’s EDGAR system and SEDAR profile of TPCO.

Investors and security holders of TPCO will be able to obtain a free copy of the Definitive Circular, as well as other relevant filings containing information about TPCO and the proposed transaction, without charge, at the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov, or from TPCO by going to TPCO’s Investor Relations page on its website at https://ir.theparent.co/financials/sec‑filings/default.aspx.

Participants in the Solicitation

TPCO, Gold Flora and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of TPCO proxies in respect of the proposed transaction. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to TPCO shareholders in connection with the proposed transaction will be set forth in the Definitive Circular. Other information regarding the participants in the TPCO proxy solicitation and a description of their direct and indirect interests in the proposed transaction, by security holdings or otherwise, will also be contained Definitive Circular. Copies Definitive Circular and the other documents TPCO will file with the SEC related to the proposed transaction may be obtained, free of charge, from the SEC or TPCO as described in the preceding paragraph.

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Forward Looking Statements

The conference call contains “forward-looking information” within the meaning of applicable Canadian securities legislation and that constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, the position of the combined company’s brand portfolio in both the California and worldwide cannabis market, the increased operational efficiency and vertical integration of the combined company, increases in gross margin and profitability, cost savings, size and scale of the combined company’s operations, including amount of stores opened, restructuring, and cultivation of new products and proprietary genetics. Words such as “expects”, “continue”, “will”, “anticipates” and “intends” or similar expressions are intended to identify forward-looking statements, although not all forward‑looking statements contain these identifying words. These forward-looking statements are based on Gold Flora’s and TPCO’s current projections and expectations about future events and financial trends that they believe might affect their financial condition, results of operations, prospects, business strategy and financial needs, and on certain assumptions and analysis made by each party in light of the experience and perception of historical trends, current conditions and expected future developments and other factors each party believes are appropriate. Forward looking information and statements involve and are subject to assumptions and known and unknown risks, uncertainties, and other factors which may cause actual events, results, performance, or achievements to be materially different from future events, results, performance, and achievements expressed or implied by forward looking information and statements herein, including, without limitation, the risks discussed under the heading “Risk Factors” in TPCO’s Form 10-K dated March 31, 2022, filed with the with the SEC on March 31, 2022, as updated in updated by the information under the heading “Risk Factors in TPCO’s subsequently filed Form 10-Qs and other documents filed by TPCO with Canadian and U.S. securities regulatory authorities on SEDAR and EDGAR, respectively. Although Gold Flora and TPCO believe that any forward-looking information and statements herein are reasonable, in light of the use of assumptions and the significant risks and uncertainties inherent in such information and statements, there can be no assurance that any such forward-looking information and statements will prove to be accurate, and accordingly readers are advised to rely on their own evaluation of such risks and uncertainties and should not place undue reliance upon such forward-looking information and statements. Any forward-looking information and statements herein are made as of the date hereof and, except as required by applicable laws, neither Gold Flora nor TPCO assume any obligation to update or revise any forward-looking information or statements contained herein or to update the reasons that actual events or results could or do differ from those projected in any forward-looking information and statements herein, whether as a result of new information, future events or results, or otherwise.

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